EXHIBIT 99

Everett Tackett, APR Public Relations ON Semiconductor (602) 244-4534 everett.tackett@onsemi.com	Scott Sullinger Investor Relations ON Semiconductor (602) 244-3437 scott.sullinger@onsemi.com

ON Semiconductor Extends Maturities on and Prepays a Portion of its

Bank Debt

PHOENIX, Ariz.—Sept. 23, 2003—ON Semiconductor (Nasdaq: ONNN) today announced that it has refinanced approximately $100 million of the term loans under its senior secured bank facility with the net proceeds of an additional term loan. As a result of this transaction and the application of the net proceeds of the company’s recent equity offering, ON Semiconductor’s bank debt under its senior secured bank facility has been reduced from $521 million to $369 million. The company now has no principal payments on term loans under its senior secured bank facility prior to August 4, 2006. The additional term loan bears interest at a rate of LIBOR plus 400 basis points. The company also fully repaid and terminated its existing $62.5 million revolving credit facility, of which $37.5 million was drawn, and obtained a new $25 million revolving credit facility that matures on August 4, 2006.

“We continue to focus on improving our capital structure and extending our debt maturities,” said Donald Colvin, ON Semiconductor senior vice president and CFO. “These transactions provide us with another opportunity to improve our financial position and we are encouraged by the positive reception these transactions have had in the market.”

J.P. Morgan Securities Inc. acted as lead arranger for the $100 million additional term loan.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.